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FOR IMMEDIATE RELEASE

Contact:
Steven A. Kahn
The Rottlund Company, Inc.
3065 Centre Pointe Drive
Roseville, MN 55113
(651) 638-0500
www.rottlundhomes.com

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THE ROTTLUND COMPANY, INC. HAS BEEN NOTIFIED OF A LAWSUIT
FILED AS A RESULT OF THE COMPANY'S SELF-TENDER OFFER

        MINNEAPOLIS, MN—February 1, 2002—The Rottlund Company, Inc. (AMEX: RH) was notified today that it and each member of the Company's Board of Directors has been sued in Hennepin County District Court in Minneapolis, Minnesota, by a shareholder of the Company. The lawsuit was filed in response to the Company's self-tender offer to purchase all outstanding shares of its common stock at a price of $9.00 per share. The tender offer commenced on January 24, 2002, and will expire at midnight, Eastern Time, on February 22, 2002, unless extended or withdrawn.

        The plaintiff brought this action individually and as a class action on behalf of all shareholders of the Company. Among other things, the plaintiff requests that the court enter judgment certifying the class action, enjoining the self-tender offer and awarding damages against the defendants and attorney fees for plaintiff's counsel. The Company believes this litigation is without merit and intends to vigorously defend against it.

        The Rottlund Company is engaged in the design, construction, marketing and sale of detached single-family homes and attached townhomes and villas. The Company has operations in the metropolitan areas of Minneapolis/St. Paul, Minnesota, Des Moines, Iowa, and Tampa, Florida.

        As a cautionary note to investors, certain matters discussed in this press release, including statements concerning the Company's defense of the litigation, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results and actions to differ materially from those described in the forward-looking statements. Such matters also may involve other risks and uncertainties, including changes in economic conditions and interest rates, increases in raw material and labor costs, weather conditions, and general competitive factors, which may cause actual results to differ materially.

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THE ROTTLUND COMPANY, INC. HAS BEEN NOTIFIED OF A LAWSUIT FILED AS A RESULT OF THE COMPANY'S SELF-TENDER OFFER